Exhibit 10.1

Asset Purchase Contract

This Asset Purchase Contract (hereinafter referred to as the “Contract”) is made as of December 16,   2010 (the “Signing Date”) in Wuhan City, Hubei Province, People’s Republic of China (“PRC” or “China”) between the following Parties:

Wuhan Taida Breeding Co., Ltd., a company organized under the laws of the People’s Republic of China (“PRC law”), with its legal address registered at registered at Quanhua Village, Hengdian Street, Huangpi District, Wuhan City (hereinafter referred to as “Seller”). Seller’s controlling shareholder is Guangjun Huang (hereinafter referred to as  the “Controlling Shareholder”), and

Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., a Chinese limited liability company with its legal address registered at Suite F, 23rd Floor, Building B, Jiangjing Mansion, 228 Yanjiang Ave., Jiangan District, Wuhan City, Hubei Province, China 430010 (hereinafter referred to as “Fengze” or the “Purchaser”).

Seller and Controlling Shareholder are hereinafter collectively referred to as “Sellers”, and Sellers and Purchaser are hereinafter collectively as “Parties” and individually referred to as a “Party”.

Preliminary Statement

The Seller possesses certain rights in land located in Quanhua Village, Hengdian Street, Huangpi District, Wuhan City, Hubei Province, on which there are farm buildings/structures and farm equipment;

Controlling Shareholder owns 100% of the equity interests of Seller and will receive considerable value from the proceeds of the transactions contemplated by this Contract;

Purchaser is engaged in the business of hog farming and is controlled by Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd., a Chinese limited liability company and a wholly foreign-owned enterprise established in Wuhan City, Hubei Province PRC;

Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, certain assets of Seller specified herein, in accordance with the terms and conditions of this Contract and relevant PRC laws and regulations.

Now, THEREFORE, in principle of equality and mutual benefits, through friendly negotiation, the Parties, in accordance with the Company Law of People’s Republic of China  (“PRC”) and other applicable PRC laws and regulations, hereto agree as follows:

Chapter I
Transferred Assets

Article 1.1                      Transferred Assets

Pursuant to the terms stipulated in this Contract, at the Closing (as defined in Chapter II), Seller shall sell and transfer to Purchaser and Purchaser will acquire from Seller the assets listed on Appendix I hereto (defined herein as the “Transferred Assets”) with all the rights, ownership and interests therein, and free of any claim or Encumbrances.

For purposes of this Contract the term Claim means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including legal costs and disbursements) whatsoever and howsoever arising and the term Encumbrance means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction and conditions whatsoever including:

(i)         any interest or right granted or reserved in or over or affecting the Transferred Assets; or

(ii)         the interest or right created or otherwise arising in or over the Transferred Assets under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)        any security over the Transferred Assets for the payment of a debt or any other monetary bligation or the performance of any other obligation.

Article 1.2                      Purchase Price

Sellers and the Purchaser after consultations have finally determined that the price for the Transferred Assets shall be RMB 9.8 million, subject to adjustment based upon an inventory of the equipment transferred. (hereinafter referred to as the “Purchase Price”).  For the avoidance of doubt, RMB means the lawful currency of China.  The Purchaser Price shall be paid in three additional installments.  The Purchaser has already paid the Seller USD$400,000 as a deposit which shall be credited toward the Purchase Price.  The Purchaser shall pay the first installment of the Purchase Price in the amount of RMB 1.0 million to Seller within five days of the Closing.  An additional RMB 1.0 million will be paid no later than January 31, 2011 and the balance of the Purchase Price shall be paid no later than June 30, 2011 (the “Final Payment Date”).

Chapter II
Closing

Article 2.1                      Closing

The closing at which Seller shall transfer and convey the Transferred Assets to Purchaser will take place at the offices of the Purchaser on such date (the “Closing Date”) as the Purchaser and Seller shall agree but in no event later than January 5, 2011 (the “Outside Date”).

Article 2.2                      Closing Deliveries

At the Closing Seller shall deliver:

(a)
such bills of sale, documents of transfer and other instruments as are necessary to transfer ownership of the Transferred Assets to Purchaser, together with such keys and information as are necessary to enter upon the land and utilize the equipment and buildings;

(b)	documents of title and certificates of registration for all trucks, trailers and registered motor vehicles included in the Transferred Assets;

(c)
copies of resolutions adopted by the board of directors or governing body of Seller, authorizing the execution and delivery of this Purchase Agreement and the sale of the Transferred Assets in accordance with the terms and provisions hereof;

(d)	releases for all secured indebtedness, Claims or Encumbrances upon the Transferred Assets;

(e)	an appraisal report evidencing that the value of the Transferred Assets is equal to the Purchase Price, together with such opinion of local counsel as may be necessary to obtain any certificates or approvals required of the PRC, provincial or local governments;

(f)
a Land Management Agreement wherein the Seller agrees that if a necessary consent of the local government is not obtained it will operate the Transferred Assets at the direction of and for the benefit of Purchaser so that Purchaser will receive any profit or reimburse any loss derived from the operation of the Transferred Assets subsequent to the Closing Date;

(g)	a certificate of the Seller confirming that there are no liens or Encumbrances on the Transferred Assets other than those for which the Seller is delivering releases or which are agreed to by the Company and that the representations of the Seller contained in this Agreement are true and correct as of the Closing Date; and

(h)	such other documents as the Purchaser or its counsel may reasonably request.

Article 2.3 Payments

The Purchaser has already paid the Seller USD$400,000 as a deposit which shall be credited toward the Purchase Price.  The Purchaser shall pay the first installment of the Purchase Price in the amount of RMB 1.0 million to Seller within five days of the Closing.  An additional RMB 1.0 million will be paid no later than January 31, 2011 and the balance of the Purchase Price shall be paid no later than the Final Payment Date.

The bank account information of Seller is as follows:

Name of Payee: Wuhan Taida Breeding Co., Ltd.
Name of Bank: Whuan Panlongcheng Economic Development Zone Branch of Rural Commercial Bank
Account No.: 200753721610014

Within five (5) business days of receipt of each payment, Seller shall issue to Purchaser a document confirming such receipt; provided that if Seller fails to issue the evidential document to Purchaser in the stipulated time with respect to any installment, the Purchaser shall have the right to refuse to pay the balance of the Purchase Price and such failure shall not be deemed a breach of this Contract.

Chapter III
Closing Conditions

Article 3.1                      Prerequisite Conditions for Closing and Payment of Purchase Price

Under this Contract, the prerequisite conditions for Closing and payment of the first installment of the Purchase Price are:

(1)	The Seller shall meet all prerequisite conditions set out in Prerequisite Conditions One of Appendix II attached to this Contract,

(2)	The Transferred Assets shall not have incurred any Material Adverse Change from the Signing Date to Closing Date, and

(3)	The Seller shall have delivered all documents required to be delivered by it at Closing.

For purposes of this Contract, the term Material Adverse Change means (1) any investigation of Seller or the Transferred Assets by governmental authorities that may affect the transfer or use of the Transferred Assets; (2) any lawsuit, arbitration or other judicial or regulatory proceeding involving Sellers or the Transferred Assets that may affect the transfer of Transferred Assets; (3) any change that would cause or reasonably may cause material adverse effect on the ownership, right of use or other rights to the Transferred Assets.

Under this Contract, the prerequisite conditions for the payment of the second installment of the Purchase Price due on the first anniversary of the Closing Date are:

(1)
The Sellers have fulfilled all of their obligations pursuant to the terms and conditions of this Contract, and no representation or warranty of Seller under this Contract is found to be misleading or untrue;

(2)	The Sellers meet all pre-requisite conditions set forth in Prerequisite Conditions Two of Appendix II attached to this Contract.

If Seller shall fail to comply with the preceding (1) or (2) the Purchaser shall have the right to deduct any direct and indirect losses that it suffers as a result of such failure from the second installment of the Purchase Price and remit the remaining amount to Seller. If the direct and indirect losses incurred by the Purchaser as a result of Seller’s failure exceed the amount of the second installment of the Purchase Price, Purchaser shall have the right to require Sellers to assume all applicable liabilities and hold harmless the Purchaser against and from any loss and damages arisen thereto.

Article 3.2                      Indemnity

If Seller is unable to obtain any governmental consent required for the transfer of the right to use the real estate or any of the other Transferred Assets, Seller hereby guarantees that the amount that Purchaser must pay to use the Transferred Assets during the term of the land rights currently held by Seller shall be the same as the contracting prices under the land contracting management agreements executed between the Seller and the local rural committees. Otherwise the Seller and Controlling Shareholder jointly and severally shall be liable to the Purchaser for any excess and shall hold the Purchaser harmless against and from any loss and damages arisen from any increase of contracting prices.

Article 3.3                      Purchaser’s Confirmation

The parties hereby confirm that the fulfillment of the obligations that Seller shall assume pursuant to Appendix II attached to the Contract shall be subject to the written confirmation by the Purchaser. The prerequisite conditions set forth in Appendix II attached to the Contract shall not be deemed as having been satisfied until the Sellers obtain the written confirmation issued by the Purchaser.

Article 3.4                      Right to Not Close

If any of the conditions set forth in Article 3.1 have not been satisfied or implemented, and the Purchaser has not indicated its waiver of the said conditions, in writing, the Purchaser shall not be obliged to pay the Purchase Price to Seller, or in the case of the obligations to be fulfilled prior to Closing, to acquire the Transferred Assets.

Article  3.5                      Future Assistance

After the Closing, Sellers shall assist Purchaser in conducting relevant approval and filing procedures for the Purchaser’s continuing operation of the Transferred Assets according to the laws of PRC, to ensure the Purchaser can legally own or use the Transferred Assets.  Further, Sellers agree from time to time after the Closing Date, at Purchaser's request and expense, to execute, acknowledge and deliver such instruments of conveyance and transfer, documents and certificates, and to take such other actions as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Seller’s rights or assets.  Each of the Parties hereto will cooperate with the other and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

Article 3.6                      Confirmation of Rights

From and after the Closing Date, Purchaser shall be the owner or user of Transferred Assets and shall enjoy any rights and interests relating to the Transferred Assets.

Chapter IV
Taxes

Article 4                      Tax Payable

Any taxes or fees arising out of the performance of this Contract or necessary to fulfill of the terms of this Contract shall be paid by the respective Party which is liable for the taxes or fees under the provisions of the relevant laws and regulations of China.

Chapter V
Representations and Warranties of All Parties

Article 5                      Representation and Warranties of all Parties

5.1           Sellers and the Purchaser confirm that from the Signing Date this Contract shall be a document having legal binding effect on all Parties.

5.2           At the time of signing this Contract, Sellers and the Purchaser state that the documents and information provided to any other Party or their agents (including without limitation to the lawyers, appraiser, financial consultants, etc.) prior to the Signing Date were true and accurate and shall remain effective, and confirm that if there are discrepancies between the terms of any such documents and the terms of this Contract, the terms of this Contract shall prevail.

5.3           Any prior agreements entered into between all Parties prior to this Contract pertaining to the Transferred Assets shall lapse automatically upon this Contract coming into effect.

5.4           All rights and obligations enjoyed or assumed previously by Seller over the Transferred Assets shall be entirely transferred to the Purchaser after the Closing Date.

Chapter VI
Disclosures, Representations and Warranties of Seller

Article 6                      Disclosures, Representations and Warranties of Sellers

Sellers hereby jointly represent and warrant to the Purchaser that:

6.1           All information and facts relating to Transferred Asserts that are in the possession of Sellers or are known to any of the Sellers which will have a substantive and adverse effect on the Sellers’ ability to fulfill their obligations in this Contract or when disclosed to the Purchaser shall have a substantive effect on the willingness of the Purchaser to sign and fulfill its obligations under this Contract, have been disclosed to Purchaser and the information provided by Sellers to Purchaser does not contain any representation that is untrue or misleading.

6.2           No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Sellers and/or the Transferred Assets that will materially affect Sellers’ ability to sign this Contract or fulfill their obligations under this Contract.

6.3           Regarding the documents and information provided by Sellers to Purchaser and/or Purchaser’s agents (including but not limited to the lawyers, appraiser, financial consultants, etc.) prior to the Signing Date, Sellers hereby jointly undertake that:

6.3.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

6.3.2	all documents provided to the Purchaser and/or Purchaser’s agencies as originals are authentic and complete;

6.3.3	all signatures appearing on documents provided to the Purchaser and/or Purchaser’s agencies as originals or copies of originals are genuine;

6.3.4	Sellers have drawn to the attention of Purchaser and/or Purchaser’s agencies all matters that are material for the Purchaser to proceed with the transaction as contemplated in this Contract.

6.4           Seller is a legal entity that has been duly established in accordance with PRC laws and it is validly and legally in existence and also operating normally pursuant to PRC laws and regulations. Signing this Contract and fulfilling all of their obligations stipulated herein by Sellers will not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Seller is a party to or is bound by.

6.5           The Controlling Shareholder is a PRC citizen with all civil abilities necessary to enter into this Contract and fulfill all of his obligations stipulated herein. Signing this Contract and fulfilling all of his obligations stipulated herein by the Controlling Shareholder shall not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Controlling Shareholder is a party to or is bound by.

6.6           Sellers legally own all land use and other rights in the Transferred Assets and have full authority and right to transfer such rights to the Transferred Assets to Purchaser.

6.7           Sellers hereby jointly undertake and warrant that up to and including the Closing Date the Transferred Assets will not be subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights).

Sellers hereby specially represent and warrant to the Purchaser that:

6.8            Sellers hereby confirm and warrant that if any claim is made against Purchaser related to Sellers’ failure to pay the registered capital, false capital contribution, overrated capital contribution and flight of capital contribution happens to Sellers, Sellers shall assume all the responsibilities by themselves and the Purchaser shall never and ever assume any responsibility. The Seller and Controlling Shareholder shall assume jointly and severally any liabilities to the Purchaser and hold the Purchaser harmless against and from any direct and indirect losses arisen from any above-mentioned acts.

6.9           Sellers hereby confirm and warrant to the Purchaser that each of them will execute a Land Management Agreement with the Purchaser regarding the pieces of land included in the Transferred Assets, which agreement provides that the buildings/structures and equipments belong to the Purchaser, buildings are used by the Purchaser and any compensation arisen thereto shall exclusively belong to the Purchaser. If Sellers achieve such compensation improperly, Sellers shall fully return such compensation to the Purchaser.

6.10           There has not been and is not any investigation, prosecutions, dispute, claim or other proceedings (whether current, pending or threatened) in respect of Seller, nor has Seller been punished or Sellers can foresee any punishment to be made by any administrative authorities of the PRC before the assets transfer under this Contract and such punishment may affect the ownership and use of Transferred Assets of the Purchaser, except for those disclosed to the Purchaser prior to Closing Date.

6.11           Sellers hereby warrant that all tax, fees, charges, penalties and expenses payable to or required to pay to any PRC governmental authorities have been fully paid. By the Signing Date of this Contract, there has been no default in the payment of such tax, fees, charges, penalties and expenses. The Seller and Controlling Shareholder shall assume the joint and several liabilities in case of any losses, damages or any penalties suffered by the Purchaser due to any investigation, prosecutions, disputes, claims or other proceedings prior to the assets transfer under this Contract and shall fully indemnify the Purchaser all losses arisen thereto.

6.12           Sellers hereby confirm and warrant to the Purchaser that no matter before or after the assets transfer, the Purchaser shall assume no responsibilities of any debts of Sellers and Sellers shall have no right to repay such debts with Transferred Assets, except for those debts disclosed to the Purchaser prior to Closing Date.

6.13           [Intentionally Omitted]

6.14           Sellers hereby confirm and warrant to the Purchaser that they will ensure the normal operation and management of the Transferred Assets prior to the Closing Date and the Transferred Assets will be free of any Encumbrances and any Material Adverse Change.

6.15           Before the Closing Date, Sellers hereby confirm and warrant to the Purchaser that all losses, damages and destruction of Transferred Assets shall be borne by Sellers themselves.

6.16           The Purchaser is entitled to require Sellers to undertake the joint and several liabilities and indemnify and hold harmless the Purchaser against and from any direct and indirect losses or damages in case of any infringement of any representations and warranties stated hereinabove by Sellers or in case that Sellers fails to meet any or all pre-requisite conditions set forth in Conditions Two of Appendix II attached hereto.

Chapter VII
Disclosures, Representations and Warranties of the Purchaser

Article 7                      Disclosures, Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to Sellers that:

7.1           Purchaser is a legal entity that has been duly established and it is validly and legally in existence and also operating normally in accordance with the PRC laws.

7.2           The execution and performance of this Contract by Purchaser will not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations of Purchaser’s articles of association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that the Purchaser is a party to or is bound by.

7.3           No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Purchaser that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

Chapter VIII
Confidentiality

Article 8.1                      Confidentiality

8.1           All Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

8.1.1	Keep the aforesaid Confidential Information confidential;

8.1.2
Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.

8.2           The provisions of this Article shall not apply to the following Confidential Information:

8.2.1	which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

8.2.2	which has become public information by means not attributable to any breach by the receiving Party;

8.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

8.3           As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set forth in this Chapter shall remain binding on it.

Chapter IX
Breach of Contract

Article 9                      Liabilities for Violation of Representations of Warranties

9.1           If any representation or warranty made by any Party to this Contract is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party (ies) in breach for full compensation for any loss, damage, cost or expense (including any attorneys’ fee and litigation and arbitration fee) arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

9.2           Each representation and warranty set forth in this Contract is to be construed independently.

9.3           For the avoidance of doubt, Sellers hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.

9.4           In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for any liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In case of breach of Contract by all Parties hereto, a Party shall respectively assume liabilities for any loss or damage, or any other liabilities, arising out of its breach of Contract, against other Parties.

9.5           In the event that Sellers fail to meet any conditions set forth in Appendix II or violate any representation, warranty or obligations under this Contract, without account of the intention or gross negligence of the Purchaser, Sellers shall pay RMB 2,000,000 to the Purchaser, in addition to the compensation for any direct or indirect loss arising therefrom.

Chapter X
Force Majeure

Article 10                      Force Majeure

10.1           The Force Majeure shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

10.2           In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set forth in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

10.3           The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapter XI
Resolution of Disputes

Article 11.1                      Arbitration

Any dispute arising out of this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that thirty (30) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules.

Article 11.2                      Validity of Arbitral Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 11.3                      Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfill their other respective obligations stipulated in this Contract.

Chapter XII
Applicable Law

Article 12                      Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapter XIII
Miscellaneous

13.1   The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

13.2           Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer nor assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

13.3           This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

13.4           This Contract may not be amended verbally. Only a written document signed by all Parties indicating their consent to such amendment shall be effective.

13.5           The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

13.6           This Contract is written in the Chinese Language.

13.7           The Contract shall be effective from the execution of Parties hereof. The Contract shall be executed in three (3) original sets in Chinese, with Parties hereto holding one (1) set respectively.

13.8           The Appendixes to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.

13.9           Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company, will require a confirmation to be given seven (7) business days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt.  If they are sent by facsimile, the date of receipt shall be deemed to be three (3) business days after transmission, subject to a facsimile confirmation report evidencing this.

13.10           All notices or communications shall be sent to the following addresses, unless and until any such address is changed by a written notice to the other Party:

Address of Sellers:	Quanhua Village, Hengdian Street, Huangpi District Wuhan City, Hubei Province, China 430000
Tel:	13212712919
Fax Number:	N/A
Attention:	Guangjun Huang

Address of the Purchaser:	Suite F, 23rd Floor, Building B, Jiangjing Mansion 228 Yanjiang Ave., Jiangan District Wuhan City, Hubei Province, China 430010
Telephone Number:	(+86) 27 8274 0726
Fax Number:	(+86) 27 8274 0906
Attention:	Hangying Li

13.11           This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.

IN WITNESS WHEREOF, the duly authorized representatives of Sellers and the Purchaser have signed this Contract on the date first above written.

Sellers:  Wuhan Taida Breeding Co., Ltd.

(Seal)

Authorized Representative (Signature): Guangun Huang

Signature /s/Guangjun Huang

Purchaser: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

(Seal)

Authorized Representative (Signature): Hanying Li

 Signature /s/ Hanying Li